Exhibit 3.1

                              ARTICLES OF AMENDMENT

                                MATEC CORPORATION



                  MATEC Corporation, a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST, Article "FIRST" of the Articles of Incorporation of the Corporation be and hereby is amended to read in its entirety as follows:

                           FIRST:  The name of the Corporation (the
                  "Corporation") is "VALPEY-FISHER CORPORATION."

                  SECOND: The Board by a majority vote of the Directors of the Corporation, at a duly called meeting of the Board of Directors held on March 6, 2002 duly adopted a resolution in which was set forth the foregoing amendment to the Articles of Incorporation and approved such amendment pursuant to Section 2-605 of the Maryland General Corporation Law.

                  THIRD: The amendment of the Articles of Incorporation of the Corporation as hereinabove set forth has been duly approved by the Board of Directors of the Corporation.

                  We the undersigned President and Secretary swear under penalties of perjury that the foregoing amendment is a corporate act of the Corporation and that the matters of fact set forth herein are true in all material respects to the best of his knowledge, information and belief.

                  IN WITNESS WHEREOF, the undersigned have executed these presents this 30th day of May, 2002.



/s/ John J. McArdle III          /s/Ted Valpey, Jr.
-----------------------          ------------------------
John J. McArdle III              Ted Valpey, Jr.
Secretary                        Chairman & President